Exhibit 3.1

AMENDMENT NO. 2 TO

THIRD AMENDMENT AND RESTATEMENT OF

CARRAMERICA REALTY CORPORATION’S BY-LAWS

Approved by the Board of Directors

of

CarrAmerica Realty Corporation

On April 27, 2006

Effective April 27, 2006

Section 3.01 of the Third Amendment and Restatement of CarrAmerica Realty Corporation (the “Corporation”) By-Laws is replaced in its entirety as follows:

“Section 3.01. Annual Meeting. The annual meeting of the stockholders shall be held each year between October 15 and November 15 on such date and at such time as the Board of Directors designates. At each annual meeting, the stockholders shall elect the members of the Board of Directors and transact such other business as may be properly brought before the meeting.”

* * * * * * * * *

The undersigned, being the duly elected Secretary of the Corporation, hereby certifies the foregoing to be Amendment No. 2 to the Third Amendment and Restatement of the By-laws of the Corporation duly adopted by the Board of Directors as of the 27th day of April, 2006.

/s/ Linda A. Madrid
Linda A. Madrid
Secretary

5